Exhibit 99.1
                                [PLAYBOY LOGO]

FOR IMMEDIATE RELEASE                                          Investor Contact:
                                                                 Martha Lindeman
                                                                    312-373-2430


              PLAYBOY ENTERPRISES PROJECTS IMPROVED 2005 RESULTS

              Revenues, Operating and Net Income Expected to Grow

CHICAGO, Monday, December 6, 2004 - Playboy Enterprises, Inc. (PEI) (NYSE:
PLA, PLAA) projected that in 2005 the company will report earnings per share
(EPS), excluding the potential impact of recognizing stock option expense, of $0.40 to $0.45, significantly higher than anticipated 2004 EPS results. Revenues are expected to increase approximately 6% in 2005.

         Speaking at the Credit Suisse First Boston Media and Telecom Week conference today in New York, PEI Chairman and Chief Executive Officer Christie Hefner said that the expected gains will be driven primarily by continued double-digit increases in revenues and profitability in the company's higher margin international television, online subscription and e-commerce, and licensing businesses. The company will also benefit from its 2004 debt reduction efforts, which will reduce non-operating expense going forward.

         "During 2004, we expect to return to net profitability as well as benefit from the completion of a number of important deals and the reduction in our interest and dividend expense," Hefner said. "We end this year in a stronger position financially than we've enjoyed in nearly a decade.

         "Looking ahead, we see substantial opportunities to drive earnings growth," Hefner said. "It's clear that the Playboy brand continues to enjoy unprecedented and growing popularity around the world and we are monetizing that in more ways and in more markets than ever before. As a part of that, changing technologies are enabling us to create new platforms for distribution of our content, which we are well positioned to do as a result of the consolidation of our television, DVD, online and wireless businesses. We believe that these dynamics will result in higher revenues, operating and net income in 2005."

         The company noted that stock option expense could total approximately $3.5 million, or $0.10 per share in 2005.

         A live audio webcast of management's presentation at the CSFB conference will be available at www.peiinvestor.com on Monday, December 6, 2004 beginning at 2:50 PM (EST).

                                    * * * *

Playboy Enterprises is a brand-driven, international multimedia entertainment company that publishes editions of Playboy magazine around the world; operates Playboy and Spice television networks and distributes programming via home video and DVD globally; licenses the Playboy and Spice trademarks internationally for a range of consumer products and services; and operates a network of Websites including Playboy.com, a leading men's lifestyle and entertainment Web site.

                                    * * * *

FORWARD-LOOKING STATEMENTS

This release contains "forward-looking statements," as to expectations, beliefs, plans, objectives and future financial performance, and assumptions underlying or concerning the foregoing. We use words such as "may," "will," "would," "could," "should," "believes," "estimates," "projects," "potential," "expects," "plans," "anticipates," "intends," "continues" and other similar terminology. These forward-looking statements involve known and unknown risks, uncertainties and other factors, which could cause our actual results, performance or outcomes to differ materially from those expressed or implied in the forward-looking statements. The following are some of the important factors that could cause our actual results, performance or outcomes to differ materially from those discussed in the forward-looking statements:

(1) Foreign, national, state and local government regulation, actions or initiatives, including:
         (a) attempts to limit or otherwise regulate the sale, distribution or transmission of adult-oriented materials, including print, television, including video, and online materials,
         (b) limitations on the advertisement of tobacco, alcohol and other products which are important sources of advertising revenue for us, or
         (c) substantive changes in postal regulations or rates which could increase our postage and distribution costs;
(2) Risks associated with our foreign operations, including market acceptance and demand for our products and the products of our licensees;
(3) Our ability to manage the risk associated with our exposure to foreign currency exchange rate fluctuations;
(4) Changes in general economic conditions, consumer spending habits, viewing patterns, fashion trends or the retail sales environment which, in each case, could reduce demand for our programming and products and impact our advertising revenues;
(5) Our ability to protect our trademarks, copyrights and other intellectual property; (6) Risks as a distributor of media content, including our becoming subject to claims for defamation, invasion of privacy, negligence, copyright, patent or trademark infringement, and other claims based on the nature and content of the materials we distribute;
(7) The risk our outstanding litigation could result in settlements or judgments which are material to us; (8) Dilution from any potential issuance of additional common or convertible preferred stock in connection with financings or acquisition activities;
(9) Competition for advertisers from other publications, media or online providers or any decrease in spending by advertisers, either generally or with respect to the adult male market;
(10) Competition in the television, men's magazine, Internet and product licensing markets; (11) Attempts by consumers or private advocacy groups to exclude our programming or other products from distribution;
(12) Our television and Internet businesses' reliance on third parties for technology and distribution, and any changes in that technology and/or unforeseen delays in its implementation which might affect our plans and assumptions;
(13) Risks associated with losing access to transponders and competition for transponders and channel space; (14) The impact of industry consolidation, any decline in our access to, and acceptance by, DTH and/or cable systems and the possible resulting deterioration in the terms, cancellation of fee arrangements or pressure on margin splits with operators of these systems;
(15) Risks that we may not realize the expected increased sales and profits and other benefits from acquisitions and the restructuring of our international TV joint ventures;
(16) Any charges or costs we incur in connection with restructuring measures we may take in the future; (17) Risks associated with the financial condition of Claxson Interactive Group Inc., our Playboy TV-Latin America, LLC joint venture partner;
(18) Increases in paper or printing costs;
(19) Effects of the national consolidation of the single-copy magazine distribution system; and
(20) Uncertainty of the viability of our primarily subscription- and e-commerce-based Internet model.